Exhibit 15.2

MANDATE OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) is responsible for the stewardship of the Corporation and, as such, it must provide independent, effective leadership and vision to supervise the management of the Corporation’s business and affairs. The Board may delegate certain tasks to its committees. However, such delegation does not relieve the Board of its overall responsibilities. The Board provides leadership and vision to supervise the management of the Corporation in the best interests of its shareholders.

All decisions of the Board must be made in the best interests of the Corporation and its shareholders.

COMPOSITION AND QUORUM

The Board is composed of a minimum of three (3) and a maximum of fifteen (15) directors. The majority of the directors must be independent under the Categorical Standards of Independence for Directors (the “Categorical Standards”) adopted by the Board and applicable law.

The quorum at any meeting of the Board is a majority of directors in office.

RESPONSIBILITIES

The Board has the following responsibilities:

With respect to strategic planning

(1)          Reviewing and approving, annually, the Corporation’s long-term strategy, taking into account, amongst other matters, business opportunities and risks.

(2)          Approving and monitoring the implementation of the Corporation’s annual business plan.

(3)          Advising management on strategic issues.

With respect to human resources and performance assessment

(1)          Selecting the President and Chief Executive Officer (“CEO”) and approving the appointment of the officers,

(2)   With the advice of the Human Resources and Compensation Committee, approving the corporate objectives that the CEO is responsible for meeting and evaluating the CEO’s performance in light of theses objectives and the Board’s expectations and approving the CEO’s global compensation based on this evaluation.

(3)   With the advice of the Human Resources and Compensation Committee, evaluating the performance of the four (4) most senior ranking executive officers of the Corporation (other than the CEO) against the Board’s expectations and fixed objectives and approving their global compensation based on this evaluation.

With respect to financial matters and internal control

(1)          Monitoring the integrity and quality of the Corporation’s financial statements and the appropriateness of their disclosure.

(2)   Reviewing the general content of the Corporation’s Annual Information Form, Annual Report, Management Proxy Circular, Management’s Discussion and Analysis, prospectuses, Form 6-K (including any Supplemental Disclosure documents thereto) and Form 40-F, and any other document required to be disclosed or filed by the Corporation before their public disclosure or filing with regulatory authorities in Canada or the United States.

(3)   Approving operating and capital budgets, the issuance of securities and, subject to the Schedule of Authority adopted by the Board, any matter or transaction in excess of the delegated authority.

(4)   Considering and, in the Board’s discretion, approving any matters recommended by the Board Committees and/or proposed by management.

(5)          Determining dividend policies and procedures and approving the payment of dividends.

(6)   Ensuring that appropriate systems are in place to identify business risks and opportunities and overseeing the implementation of processes to manage these risks and opportunities.

(7)          Monitoring the Corporation’s internal control and management information systems.

(8)          Monitoring the Corporation’s compliance with applicable legal and regulatory requirements.

(9)   Reviewing annually the Corporation’s Disclosure Policy and monitoring the Corporation’s communications with analysts, investors and the public.

With respect to corporate governance matters

(1)          Overseeing management in the competent and ethical operation of the Corporation.

(2)   Taking all reasonable steps to satisfy itself of the integrity of management and that management creates a culture of integrity throughout the Corporation.

(3)   Ensuring that appropriate processes are in place, so that the Board and its Committees can function independently from management.

(4)   With the advice of the Nominating and Corporate Governance Committee, reviewing, once or more annually as required, the Corporation’s corporate governance guidelines and adopting new ones. Identifying decisions that require approval of the Board. Ensuring that the Corporation has measures for receiving feedback from the shareholders.

(5)   With the advice of the Nominating and Corporate Governance Committee, reviewing annually the comprehensive Code of Business Conduct for the Corporation’s directors, officers and employees, which Code also serves as a Code of Ethics for the CEO and the financial officers of the Corporation. Monitoring compliance with the Code of Business Conduct and granting exceptionally and disclosing, or declining, any waiver from the Code for directors and officers.

(6)   Ensuring that there is an annual performance assessment of the Board, Board Committees, Board and Committee Chairs and individual directors and Lead Director.

(7)          Monitoring management and Board succession planning process.

(8)   Monitoring the size and composition of the Board and its Committees based on competencies, skills and personal qualities sought in Board members. Reviewing and approving annually the composition of the Board Committees.

(9)   Upon recommendation of the Nominating and Corporate Governance Committee, approving the list of Board nominees for election by shareholders.

(10) Reviewing and approving annually the mandates of the Board and Committees and of their respective Chairman and of the Lead Director. The Board delegates certain of its functions to Committees, each of which has a written charter. There are five (5) Board Committees, to wit: (i) the Executive Committee; (ii) the Audit Committee, (iii) the Human Resources and Compensation Committee, (iv) the Nominating and Corporate Governance Committee and, (v) the Pension Committee. The roles and responsibilities of each Committee are described in the respective Committee charter.

(11) With the advice of the Nominating and Corporate Governance Committee, determining, in the Board’s business judgment, that all the Audit Committee members are “financially literate” and determining which Audit Committee member qualifies as an “audit committee financial expert” under applicable law.

(12) If an Audit Committee member simultaneously serves on the audit committees of more than three (3) public companies (including the Corporation), determining whether such simultaneous service does not impair the ability of such member to effectively serve on the Corporation’s Audit Committee

With respect to pension matters

(1)          In conjunction with the Pension Committee, monitoring governance structure, funding, and investment policies for the Corporation’s pension plans.

(2)          In conjunction with the Pension Committee, monitoring the investment management of the pension funds.

METHOD OF OPERATION

(1)   The Board shall appoint annually its Chairman and Vice Chairman from among the Corporation’s directors. The Board shall also appoint annually a Lead Director from and amongst the independent directors to chair the independent directors’ meetings and to assume other appropriate functions as specified in the Lead Director’s mandate.

(2)   Meetings of the Board are held at least quarterly and as required; in addition, a special meeting of the Board is held, at least annually, to review the Corporation’s strategic plan.

(3)   The Chairman of the Board develops the agenda for each Board meeting in consultation with the CEO and the Secretary. The agenda and the appropriate material are provided to the directors on a timely basis prior to any Board meeting.

(4)          The independent directors meet in camera sessions at each regularly scheduled meeting.

(5)   The Nominating and Corporate Governance Committee annually supervises the performance assessment of individual directors, the Board as a whole, the Board Committees, and the Board and Committee Chairs, as well as of the Lead Director.